EXHIBIT 99.1

NetLogic Microsystems Announces Preliminary Fourth Quarter and 2011 Financial Information

The Company to Restate Prior 2011 Quarterly Reports
To Record Accrual of Departed Executive’s Severance Expense in Q1 2011

SANTA CLARA, Calif. – Feb. 9, 2012 – NetLogic Microsystems, Inc. (NASDAQ: NETL), a worldwide leader in high performance intelligent semiconductor solutions for next-generation Internet networks, today announced preliminary financial information for its fourth quarter and fiscal year ended Dec. 31, 2011.

The company expects to report revenue for the fourth quarter of 2011 of $96.2 million, a 9.9 percent sequential decrease from $106.8 million for the third quarter of 2011 and a 4.2 percent decrease from $100.4 million for the fourth quarter of 2010.  For the fiscal year 2011, the company expects to report revenue of $405.4 million, a 6.2 percent increase from $381.7 million for fiscal year 2010.

The company’s cash, cash equivalents and short-term investments at Dec. 31, 2011 totaled $258.9 million, an increase of $16.5 million from $242.4 million at Sept. 30, 2011.

 “2011 was another strong year for NetLogic Microsystems,” said Ron Jankov, president and CEO.  “In addition to achieving record levels of revenue, we saw an acceleration of our design win success across our multi-core processors, knowledge-based processors, physical layer products and digital front-end processor portfolio.  The advanced capability of our solutions is ideally suited for multiple market trends in networking and communications as the demand for greater intelligence, performance and bandwidth drives significant architectural changes in the design of next-generation systems.   Further, we continue to execute strongly, demonstrating our ability to consistently deliver an ambitious product and technology roadmap that positions us well for growth as these significant trends play out.”

These preliminary results have not been audited by the company’s independent public accountants and the final audited results for 2011 may differ from the amounts stated in this press release.

The company plans to announce its final fiscal fourth quarter and year-end results on Feb. 15, 2012.

Restatement of 2011 Quarterly Results

The company also announced today that it will be restating its quarterly financial statements in 2011 to account for a severance benefit accrual associated with an executive officer who left the company in December 2011.  The company has concluded that certain severance benefits should have been fully expensed during the three months ended March 31, 2011 rather than the quarter in which the executive resigned. Consequently, stock-based compensation expense of $4.0 million associated with accelerated vesting of the officer’s equity awards, a cash severance payment of $384,000 and the related tax effect will be restated to record that expense in the first quarter of 2011.

The restatement has no impact on cash flows, any prior year or the full year 2011 results.  Today the company filed a current report on Form 8-K to report this restatement.  The company will report full restated results for the interim periods through Sept. 30, 2011 in its annual report on Form 10-K, which it expects to file on or about Feb. 15, 2012.  Pending that filing, the consolidated financial statements and related financial information contained in previously filed quarterly reports for March 31, 2011, June 30, 2011, and Sept. 30, 2011 should no longer be relied upon.

About NetLogic Microsystems

NetLogic Microsystems, Inc. (NASDAQ: NETL) is a worldwide leader in high-performance intelligent semiconductor solutions that are powering next-generation Internet networks.  NetLogic Microsystems’ best-in-class products perform highly differentiated tasks of accelerating complex network traffic to significantly enhance the performance and functionality of advanced 3G/4G mobile wireless infrastructure, data center, enterprise, metro Ethernet, edge and core infrastructure networks.  NetLogic Microsystems’ market-leading product portfolio includes high-performance multi-core processors, knowledge-based processors, content processors, network search engines, ultra low-power embedded processors, digital front-end processors and high-speed 10/40/100 Gigabit Ethernet PHY solutions.  These products are designed into high-performance systems such as switches, routers, wireless base stations, security appliances, networked storage appliances, service gateways and connected media devices offered by leading original equipment manufacturers (OEMs).  NetLogic Microsystems is headquartered in Santa Clara, California, and has offices and design centers throughout North America, Asia and Europe.  For more information about products offered by NetLogic Microsystems, call +1-408-454-3000 or visit the NetLogic Microsystems Web site at http://www.netlogicmicro.com.

NetLogic Microsystems and the NetLogic Microsystems logo are trademarks of NetLogic Microsystems, Inc.  XLR, XLS and XLP are registered trademarks of NetLogic Microsystems, Inc. All other trademarks are the properties of their respective owners.

Contact:
Mike Tate
NetLogic Microsystems, Inc.
408-454-3008
mtate@netlogicmicro.com